Exhibit 10(a)18
FIRST AMENDMENT TO THE SOUTHERN COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
WHEREAS, the Board of Directors of Southern Company Services, Inc. (the “Company”) heretofore established and adopted the Southern Company Supplemental Executive Retirement Plan, as amended and restated effective June 30, 2016 (the “Plan”); and
WHEREAS, the Company has authorized an amendment to the Plan to implement changes necessary to coordinate the Plan provisions with design changes occurring to the Southern Company Pension Plan; and
WHEREAS, the Company desires to amend the Plan to add small benefit pay-out features; and
WHEREAS, Section 6.2 of the Plan provides in relevant part that the Plan may be amended or modified at any time by the Company.
NOW, THEREFORE, effective as the date set forth below, the Company hereby amends the Plan as follows:
1.
Effective January 1, 2017, the Plan is hereby amended by adding the following new Section 5.9:
5.9 Payment of Small Pension Benefits.
(a) Cash Out.    With respect to a Participant who retires under the terms of the Plan and has a Separation from Service on or after July 1, 2017, as permitted under Treas. Reg. §1.409A-3(j)(4)(v) and subject to paragraph (b) below, the Administrative Committee in its sole discretion may pay in a single lump sum the entire SERP Benefit of a Participant at the time when the first installment of the SERP Benefit would otherwise be paid under Section 5.2(b)(1), provided that, (1) the Company evidences such decision in writing no later than the date of payment to the Participant, (2) the payment results in the termination and liquidation of the Participant’s interest under the Plan and under all other plans maintained by the Company and its affiliates that are required to be aggregated with the Plan under Code Section 409A, and (3) the total payment amount with respect to the SERP Benefit and the benefit of any other plan required to be aggregated with the Plan under Code Section 409A does not exceed the dollar limit under Code Section 402(g)(1)(B) applicable for the year of payment. For purposes of paragraph (a)(3) above, the SERP Benefit will be calculated as the Single-Sum Amount provided in Section 2.24 of the Plan.
(b)Rules of General Application. (1) Notwithstanding paragraph (a) above, if a Participant is a Key Employee, such Participant shall be subject to the Key-Employee Delay, if applicable, and the payment of the lump sum following Separation from Service shall be as of the first day of the seventh full calendar month following the Participant’s Separation from Service. (2) The SERP Benefit of a Participant who has made an election under Section 5.3 to receive an annuity form of benefit may not be paid out under this Section 5.9. (3) Any Participant’s benefit paid under this Section 5.9 shall be adjusted for payment of FICA consistent with the terms of this Plan.

2.
Except as amended herein by this First Amendment, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company, through its duly authorized officer, has adopted this First Amendment to the Southern Company Supplemental Executive Retirement Plan, as amended and restated as of June 30, 2016 this 19th day of December, 2016.

SOUTHERN COMPANY SERVICES, INC.
		By:	/s/Stacy Kilcoyne
		Its:	Human Resources Vice President
Attest:
By:	/s/Laura O. Hewett
Its:	Assistant Secretary

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